Exhibit 99.1

         Conn's, Inc. Reports Definitive Agreement Affecting the Landlord in Six of Its Store Locations

    BEAUMONT, Texas--(BUSINESS WIRE)--Dec. 13, 2004--Conn's, Inc. (Nasdaq:CONN), a specialty retailer of home appliances, consumer electronics, home office products, bedding and lawn and garden products, today announced that Specialized Realty Development Services, LP ("SRDS"), a variable interest entity that is consolidated in its financial statements, has entered into a definitive agreement to sell six store locations that the Company presently leases from SRDS. As part of this transaction, GE Commercial Finance Business Property ("GE") will assume the leases between the Company and SRDS.
    As part of its enhanced corporate governance program, the Company's Board of Directors decided to no longer transact real estate business with SRDS. Accordingly, the Company requested that SRDS seek an independent party to assume all of SRDS's leases with the Company.
    On December 7, 2004, SRDS entered into a definitive agreement with GE for the sale of the six store locations that are leased to the Company. As required by Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, or FIN 46, the Company has previously consolidated the balance sheet and operations of SRDS into its consolidated financial statements. However, once the sale of the stores is finalized by SRDS (expected to be completed prior to January 31, 2005), the Company will no longer lease any properties from SRDS, and the provisions of FIN 46 relative to variable interest entities will no longer be applicable. Consequently, the consolidated balance sheet at January 31, 2005 is not expected to include accounts of SRDS that were previously consolidated with the Company's financial statements. This exclusion would slightly de-leverage the Company's balance sheet, and is expected to reduce cash, total property and equipment, debt and minority interests reflected in the Company's financial statements by approximately $0.5 million, $16.8 million, $15.2 million, and $2.1 million, respectively. However, the consolidated statements of operations and cash flows for the Company are expected to include the operations and cash flows of SRDS through the date the sale is completed. The Company's shareholders' equity will not be impacted by this transaction.
    This transaction by SRDS will have no effect on the on-going operations of the Company. However, since FIN 46 will no longer apply to these leases, the Company will prospectively classify all lease payments made under the leases as lease expense, as it does all other operating leases, rather than recording depreciation, interest and minority interest as previously reported under the provisions of FIN
46. The Company's pre-tax income will not be impacted.
    "We are excited about this new relationship with GE, a world class source of finance," said Thomas J. Frank, Conn's Chairman and Chief Executive Officer. "We believe that it opens up new growth opportunities for our stores," added Frank.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 49 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma and LCD televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment, lawn and garden products and bedding, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    About GE Commercial Finance, Business Property

    GE Commercial Finance, Business Property is a leading provider of single tenant/owner-occupied commercial real estate financing in the U.S. With assets of over $13B, the business serves commercial real estate owners, investors, developers, and brokers. A multi-solution provider, the business offers conventional debt and SBA loans, as well as flexible, structured products tailored to meet the capital needs of small to middle market businesses in diverse industries.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 16, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696  ext. 3218